EXHIBIT 8.1

Significant and Other Principal Subsidiaries and Affiliated Entities of The Registrant
(as of the date of the annual report)

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation
GameNow.net (Hong Kong) Limited	Hong Kong
China The9 Interactive Limited	Hong Kong
New Star International Development Limited	Hong Kong
City Channel Limited	Hong Kong
China Crown Technology Limited	Hong Kong
Asian Development Limited	Hong Kong
Asian Way Development Limited	Hong Kong
Red 5 Studios, Inc.	Delaware, USA
The9 Interactive, Inc.	Delaware, USA
Red 5 Singapore Pte. Ltd.	Singapore
The9 Singapore Pte. Ltd.	Singapore
Fast Supreme Development Limited	Hong Kong
Ninebit Inc.	Cayman Islands
1111 Limited	Hong Kong
Supreme Exchange Limited	Malta
The9 Computer Technology Consulting (Shanghai) Co., Ltd.	China
China The9 Interactive (Shanghai) Limited	China
China The9 Interactive (Beijing) Limited	China
Jiu Jing Era Information Technology (Beijing) Limited	China
Jiu Tuo (Shanghai) Information Technology Limited	China
Shanghai Jiuchang Investment Co., Ltd.	China

Consolidated affiliated entities and their subsidiaries

Name of Consolidated Affiliated Entity	Jurisdiction of Incorporation
Shanghai The9 Information Technology Co., Ltd.	China
Shanghai Jiushi Interactive Network Technology Co., Ltd.	China
Hangzhou Fire Rain Network Technology Co., Ltd.	China
Shanghai Shencai Chengjiu Information Technology Co., Ltd.	China
Wuxi Interest Dynamic Network Technology Co., Ltd.	China
Changsha Quxiang Network Technology Co., Ltd.	China
Silver Express Investments Ltd.	Hong Kong
Shanghai Morning Technology Co., Ltd.	China